Exhibit 99.1

OpGen Announced 1-for-20 Reverse Stock Split

ROCKVILLE, MD., January 4, 2023 (GLOBE NEWSWIRE) – OpGen, Inc. (Nasdaq: OPGN, “OpGen” or “the Company”), a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease, today announced that the Company’s board of directors has approved a 1-for-20 reverse stock split of its shares of common stock (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 12:01 a.m. EST, on January 5, 2023 and the Company’s common stock will open for trading on The Nasdaq Capital Market on a post-split basis under the Company’s existing trading symbol “OPGN.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split will be 68373L406.

OpGen expects that the Reverse Stock Split, which was approved by its stockholders at a Special Meeting held on November 30, 2022, will increase the market price per share of common stock in order to regain compliance with The Nasdaq Capital Market’s minimum bid price listing requirement of $1.00 per share.

Information for Stockholders

At the effective time of the Reverse Stock Split, every twenty (20) shares of OpGen’s issued and outstanding common stock will be automatically converted into one (1) issued and outstanding share of common stock without any change in the par value of $0.01 per share. The Reverse Stock Split will reduce the Company’s number of shares of outstanding common stock from approximately 58.0 million shares to approximately 2.9 million shares. Proportionate adjustments will be made to the conversion and exercise prices of the Company's outstanding stock purchase warrants, stock options, and restricted stock units.

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof. The Reverse Stock Split impacts all holders of OpGen’s common stock proportionally and will not impact any stockholders’ percentage ownership of common stock (except to the extent the Reverse Stock Split results in any stockholder owning only a fractional share).

Pacific Stock Transfer Company (‘PST”) is acting as paying agent for OpGen with regard to the Reverse Stock Split. PST will provide stockholders of record holding certificates representing pre-split shares of the Company's common stock as of the effective date a letter of transmittal providing instructions for the exchange of shares. Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker's particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split is available on the Form 8-K filed today, as well as in the Company's definitive proxy statement filed with the United States Securities and Exchange Commission on October 17, 2022.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, U.S.A.) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s current product portfolio includes Unyvero, Acuitas AMR Gene Panel, and the ARES Technology Platform including ARESdb, NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction including ARESiss, ARESid, and AREScloud, as well as the Curetis CE-IVD-marked PCR-based SARS-CoV-2 test kit.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the execution of a reverse stock split of the Company’s common stock. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the success of our commercialization efforts, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from recent financings, the continued realization of expected benefits of our business combination transaction with Curetis GmbH, the continued impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, our ability to satisfy debt obligations under our loan with the European Investment Bank, the effect of the military action in Russia and Ukraine on our distributors, collaborators and service providers, our liquidity and working capital requirements, the effect on our business of existing and new regulatory requirements, other economic and competitive factors, and OpGen’s ability to realize any anticipated benefits from the reverse stock split, including maintaining its listing on The Nasdaq Capital Market and attracting new investors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Alyssa Factor
Edison Group
afactor@edisongroup.com